EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-222974) of RenovaCare, Inc. of our report dated March 13, 2018, on our audits of the consolidated balance sheets of RenovaCare, Inc. and Subsidiaries ("the Company") as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, and to the reference to us under the heading "Experts" in the Registration Statement.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

April 5, 2018